CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated September 29, 2016, relating to the financial statements and financial highlights of Astor Dynamic Allocation Fund (fka Astor Long/Short Fund) and Astor Sector Allocation Fund (fka Astor S.T.A.R. Fund), and the consolidated financial statements and consolidated financial highlights of Astor Macro Alternative Fund, each a series of Northern Lights Fund Trust, for the year ended July 31, 2016, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Policies and Procedures for Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

November 22, 2016